                                                                  EXHIBIT 12.01

                         NORTHERN STATES POWER COMPANY
                           (a Wisconsin corporation)
                          STATEMENT OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                              Twelve Months
                                                  Ended
                                            September 30, 1996   1995     1994     1993     1992     1991
                                            ------------------   ----     ----     ----     ----     ----
                                                               (Thousands of dollars)
Earnings
  Income from continuing operations                 $38,899    $39,217  $38,545  $38,007  $38,200  $36,552
Add
  Taxes based on income
    Federal income taxes (1)                         18,918     18,463    9,366   13,794   16,294   14,585
    State income taxes (1)                            4,610      4,676    2,711    3,091    3,475    3,279
  Deferred income taxes-net (1)                       1,529      1,838    7,678    7,162    3,088    4,318
  Investment tax credit adjustment - net              (916)      (936)    (943)    (948)    (956)    (971)
                                                    -------    -------  -------  -------  -------  -------
      Total Pretax Income                           $63,040    $63,258  $57,357  $61,106  $60,101  $57,763
                                                    -------    -------  -------  -------  -------  -------
Fixed charges
  Interest on Long-Term Debt                        $15,899    $16,038  $15,995  $16,343  $17,269  $15,863
  Amortization of Debt Premium,
    Discount & Expense                                  766        768      767    1,995      435      423
  Other Interest Expense                              2,515      2,780    1,293      411      422      973
  Interest Factors of Rents:
    Nuclear Fuel
    Other
                                                    -------    -------  -------  -------  -------  -------
    Total Fixed Charges                             $19,180    $19,586  $18,055  $18,749  $18,126  $17,259
                                                    -------    -------  -------  -------  -------  -------
Earnings (before Income Taxes)
  & Fixed Charges                                   $82,220    $82,844  $75,412  $79,855  $78,227  $75,022
                                                    -------    -------  -------  -------  -------  -------
                                                    -------    -------  -------  -------  -------  -------
Ratio of earnings to fixed charges                     4.29       4.23     4.18     4.26     4.32     4.35
                                                    -------    -------  -------  -------  -------  -------
                                                    -------    -------  -------  -------  -------  -------

(1) Includes income taxes included in Miscellaneous Income Deductions and Non-operating Taxes.